                                                                    EXHIBIT 10-Z

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

                                  BY AND AMONG

                              BLAIREX LABORATORIES,

                           ZILA PHARMACEUTICALS, INC.

                                       AND

                                   ZILA, INC.

                                  JUNE 27, 2005

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                                TABLE OF CONTENTS

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                                                                                                               PAGE
ARTICLE 1         OVERVIEW...................................................................................    1

ARTICLE 2         THE TRANSACTION............................................................................    1

     2.1      Acquired Assets................................................................................    1

     2.2      Assets Not Being Acquired......................................................................    2

     2.3      Assumed Liabilities............................................................................    2

     2.4      Excluded Liabilities...........................................................................    3

     2.5      Purchase Price.................................................................................    3

     2.6      Allocation of Purchase Price...................................................................    4

     2.7      Transfer Fees and Taxes; Prorations............................................................    4

ARTICLE 3         THE PARTIES' OBLIGATIONS AT THE CLOSING....................................................    4

     3.1      The Closing....................................................................................    4

     3.2      Seller's and the Seller Shareholder's Obligations..............................................    4

     3.3      Buyer's Obligations............................................................................    5

ARTICLE 4         REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION............................................    5

     4.1      Representations of Seller and Seller Shareholder Relating to the Division Business.............    5

     4.2      Representations of Buyer.......................................................................    5

     4.3      Survival.......................................................................................    5

     4.4      Indemnification by Seller and the Seller Shareholder...........................................    5

     4.5      Indemnification by Buyer.......................................................................    6

     4.6      Procedure for Indemnification..................................................................    6

ARTICLE 5         ADDITIONAL AGREEMENTS......................................................................    6

     5.1      Termination....................................................................................    6

     5.2      Effect of Termination..........................................................................    7

     5.3      Books and Records..............................................................................    7

     5.4      Transaction Expenses...........................................................................    7

     5.5      Notices........................................................................................    7

     5.6      Governing Law; Attorneys' Fees.................................................................    8

     5.7      Assignment.....................................................................................    8

     5.8      Intent to be Binding; Entire Agreement.........................................................    8

                                       -i-
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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                                                                                                          PAGE
5.9      Waiver of Provisions...........................................................................    9

5.10     Arbitration....................................................................................    9

5.11     Covenant not to Compete........................................................................    9

5.12     Right to Use..................................................................................    10

Exhibit A    Definitions
Exhibit B    Representations and Warranties of Seller and Shareholders
Exhibit C    Representations and Warranties of Buyer
Exhibit D    Procedure for Indemnification
Exhibit E    Form of Bill of Sale
Exhibit F    Form of Assignment and Assumption of Contracts
Exhibit G    Form of Assignment of Intellectual Property

Schedule A - Registered Servicemarks and Trademarks
Schedule B - Registered & Pending Patents

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

      This Agreement is made of as of June 27, 2005, by and among the following parties:

            - Blairex Laboratories, Inc., an Indiana corporation (the "BUYER"); and

            -     Zila Pharmaceuticals, Inc., a Nevada corporation (the
                  "SELLER"); and

            -     Zila, Inc., a Delaware corporation (the "SELLER SHAREHOLDER").

                                    ARTICLE 1
                                    OVERVIEW

      Seller engages in the business of manufacturing, marketing and selling preventative healthcare technologies and products.

      By this Agreement, Buyer is purchasing substantially all of the assets of Seller with respect to the Division (the "DIVISION BUSINESS") in return for cash.

      For purposes of this Agreement, certain capitalized terms have the meanings ascribed to them in Exhibit A. Other terms are defined in the body of this Agreement.

                                   ARTICLE 2
                                THE TRANSACTION

      2.1 Acquired Assets. At the Closing, Seller agrees to sell and deliver to Buyer all the right, title and interest that Seller possesses and has the right to transfer in and to all of the assets constituting the Division (the "ACQUIRED ASSETS"), which includes the following:

            - all products and inventories, tangible or intangible and in whatever medium, and whether raw materials, work-in-progress, samples, prototypes or finished goods provided that all finished goods shall have a minimum of fifteen (15) months until the expiration date thereof (the "INVENTORY");

            - to the extent assignable, all governmental or administrative licenses, certificates, permits, approvals, and registrations (the "PERMITS");

            - all intellectual property, and in each case, the goodwill associated therewith, including all trademarks, service marks, trade names, including, without limitation, the name "ZILACTIN" (and derivatives), copyrights, know-how, patents, trade secrets, internet domain names, and telephone numbers (the "INTELLECTUAL PROPERTY");

            - all formulae, manufacturing instructions, batch formulations, technologies, analytical methods, trade secrets, know-how, and product specifications pertaining to products (hereinafter collectively referred to as the "TECHNICAL INFORMATION") and all notebooks, records reports, databases (regarding stability results, release results and assay results) and other written documentation which contain or embody the Technical Information;

            - all rights of Seller under or pursuant to all warranties, representations and guarantees or otherwise from or against manufacturers to the extent relating to the Business Division or the products or affecting the Acquired Assets;

            - all credits, prepaid expenses, deferred charges, security deposits and prepaid items listed in Schedule 2.1;

            -     all unshipped orders as of the Closing Date;

            -     the customer, supplier and other contracts listed on Schedule
                  2.1 (together with the licenses to Intellectual Property referenced above, the "ASSUMED AGREEMENTS"); and

            - any other tangible or intangible property used or owned by Seller related to the Division Business, including, for example, customer orders, customer lists, distribution lists, price lists, operating manuals, books, records, mailing lists, advertising materials, purchasing materials and records, research and development files, litigation files and telephone, fax and data line numbers and goodwill.

      Schedule 2.1 sets forth a list of all Inventory, Permits, Intellectual Property (noting what is licensed and what is owned) and Assumed Agreements, by category.

      2.2 Assets Not Being Acquired. The following assets are expressly excluded from the assets to be delivered to Buyer (the "EXCLUDED ASSETS"):

            - the minute books, corporate tax returns, and other documents relating to the organizational existence of Seller as a corporation;

            -     any cash of Seller;

            -     all notes and accounts receivable;

            - all of Seller's assets and properties unrelated to the Division Business; and

            -     the other items specified on Schedule 2.2.

      2.3 Assumed Liabilities. Buyer assumes only the following liabilities of Seller (the "ASSUMED LIABILITIES"):

            - the obligations under the Assumed Agreements related to events or circumstances occurring after the Closing Date; and

            - those liabilities specified on Schedule 2.3 and accepted by Buyer at or prior to the Closing Date.

      Seller and Buyer will cooperate in order to consummate any unfulfilled assignments of the Assumed Agreements and Permits. However, the Assumed Agreements and Permits will not be deemed transferred or assigned to Buyer if the attempted transfer or assignment thereof would be ineffective or would constitute a breach of such contracts or rights. To the extent any required consent or approval has not been obtained, the Parties will use reasonable commercial efforts to obtain such approvals or consents, or new grants in favor of Buyer following the Closing. For as long as any assignment is ineffective or in the event a new grant cannot be obtained, then Seller hereby grants to Buyer an exclusive sublease, sublicense or other rights, as appropriate, under such Assumed Agreements and Permits as may be necessary or appropriate for Buyer to continue the Division Business as heretofore conducted.

      2.4 Excluded Liabilities.

      Other than the Assumed Liabilities, Seller expressly acknowledges that Buyer will not be liable for any obligations or liabilities of Seller of any kind or nature whether actual or contingent, matured or unmatured, liquidated or unliquidated, known or unknown, related to the Division Business or the Acquired Assets, and to circumstances or events existing on or before the Closing Date, including, without limitation:

            - any liability or obligation to or in respect of any former or existing shareholder, officer, director, employee or agent of Seller whether under any plan, policy, agreement, law, charter provision, or otherwise;

            -     any liability or obligation of Seller in respect of any Income
                  Tax;

            - any claim, litigation, arbitration or other proceeding, whether based on negligence, breach of warranty, breach of contract, strict liability, enterprise liability or otherwise, and whether now pending or threatened;

            - any liability or obligation for violation by Seller of any Applicable Law;

            - any liability or obligation arising out of or relating to products or services of Seller to the extent manufactured, sold or rendered on or prior to the Closing Date;

            - except as otherwise provided herein, any liability or obligation arising as a result of Seller's operation of any continuing business following the Closing Date;

            - any liability or obligation for finished goods inventory returns for a period of ninety (90) days following the Closing Date.

      Seller will timely and fully discharge all of its debts, obligations and liabilities as they come due before and after Closing Date.

      2.5 Purchase Price. Buyer will pay $10,300,000.00 in U.S. dollars to Seller for the Acquired Assets and assume the Assumed Liabilities listed in
Section 2.3. In addition, Buyer
will pay Seller at the Closing an amount equal to the value of the Inventory (at cost) as determined by the Parties immediately prior to the Closing. The total amount payable pursuant to the first two sentences of this Section 2.5 shall be referred to as the "PURCHASE PRICE."

      2.6 Allocation of Purchase Price. Promptly following the Closing, Seller and Buyer will determine the manner in which the Purchase Price will be allocated among the Acquired Assets, which allocation shall be binding upon the parties. Seller and Buyer agree to report this transaction for Income Tax purposes in accordance with that allocation, including on Internal Revenue Service Form 8594, which they will file with their respective federal income tax returns for the tax year that includes the Closing Date.

      2.7 Transfer Fees and Taxes; Prorations.

            (a) Buyer will pay all transfer and assumption fees and expenses and sales, use, value added or similar taxes arising out of the transfer of the Acquired Assets.

            (b) Seller will pay its portion, prorated as of the Closing Date, of real and personal property taxes relating to the Acquired Assets. Seller will also be responsible for any other tax in respect of the Division Business or the Acquired Assets related to any period prior to the Closing Date. Seller shall be responsible for the payment of all rent, water, gas, electricity and other utilities and periodic charges payable with respect to the Division Business or the Acquired Assets related to any period on or prior to the Closing.

                                   ARTICLE 3
                     THE PARTIES' OBLIGATIONS AT THE CLOSING

      3.1 The Closing. The closing ("CLOSING") of these transactions will occur on June 27, 2005 (the "CLOSING DATE") at the offices of the Seller.

      3.2 Seller's and the Seller Shareholder's Obligations. At the Closing, Seller and/or the Seller Shareholder will deliver or accomplish the following:

            -     physical possession of the Acquired Assets;

            -     executed assignments of all Permits;

            - releases of any liens, encumbrances, and security interests in respect of the Acquired Assets;

            -     all needed third-party or governmental consents;

            - an executed Bill of Sale, attached as Exhibit E, which conveys to Buyer legal title to all of the Acquired Assets;

            - an executed Assignment and Assumption of Contracts relating to the Assumed Agreements, attached as Exhibit F; and

            - an executed assignment of Intellectual Property, attached as Exhibit G.

Seller and the Seller Shareholder further agree that, at any time before or after the Closing Date, they will execute and deliver any further documents and instruments of transfer reasonably requested by Buyer, and will take any other action reasonably requested by Buyer consistent with the terms of this Agreement, for the purpose of transferring and conveying to Buyer, all property and rights to be transferred and conveyed by this Agreement.

      3.3 Buyer's Obligations. At the Closing, Buyer will deliver the following:

            -     wire transfer in the amount of the Purchase Price; and

            -     an executed counterpart of the:

                  -     Assignment and Assumption of Contracts; and

                  -     Assignment of Intellectual Property.

                                   ARTICLE 4
                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

      4.1 Representations of Seller and Seller Shareholder Relating to the Division Business. Concurrently with the signing of this Agreement, Seller and the Seller Shareholder have prepared a Disclosure Letter that discloses certain information to Buyer (the "DISCLOSURE LETTER"). Seller and the Seller Shareholder acknowledge that Buyer is relying on the accuracy of the representations and warranties contained in Exhibit B. Accordingly, Seller and the Seller Shareholder warrant to Buyer that each of the representations and warranties contained in Exhibit B, as modified by the Disclosure Letter, are true and correct.

      4.2 Representations of Buyer. Buyer acknowledges that Seller is relying on the accuracy of the representations and warranties contained in Exhibit C. Accordingly, Buyer warrants to Seller and the Seller Shareholder that each of the representations and warranties contained in Exhibit C are true and correct.

      4.3 Survival. If the Closing occurs, Seller and the Seller Shareholder will have liability (for indemnification or otherwise) with respect to any breach of any representation or warranty or any other obligations or covenants, except for the Covenant not to Compete, contained in this Agreement or other document or certificate delivered pursuant to this Agreement only if on or before the date one (1) year after the Closing Date, Buyer notifies Seller and the Seller Shareholder of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer. The limitations on survival shall not apply to the Covenant not to Compete.

      4.4 Indemnification by Seller and the Seller Shareholder. Seller and the Seller Shareholder agree to indemnify and hold Buyer and its representatives harmless from and against any Loss (excluding any Loss Buyer may suffer after the end of any applicable survival period) caused by them in connection with or resulting from the following:

            (a) a breach by Seller or the Seller Shareholder of any representation or warranty made pursuant to Section 4.1 above within the survival period or otherwise in this Agreement or other document or certificate delivered pursuant to this Agreement;

            (b) a breach by Seller or the Seller Shareholder of any of its other obligations or covenants contained in this Agreement or other document delivered in connection with this Agreement; or

            (c) Seller's failure to discharge the Excluded Liabilities;

provided, however, that neither Seller nor the Seller Shareholder shall have any obligation to indemnify Buyer from and against any Loss caused by the breach of any representation or warranty of Seller and the Seller Shareholder contained in Exhibit B (A) until Buyer has suffered any Loss by reason of all such breaches in excess of a $500,000 aggregate deductible (after which point the Indemnifying Party will be obligated only to indemnify Buyer from and against further such
Loss) or (B) to the extent any Loss Buyer has suffered by reason of all such breaches exceeds a $4,000,000 aggregate ceiling (after which point neither Seller nor the Seller Shareholder will have an obligation to indemnify Buyer from and against further such Loss).

      4.5 Indemnification by Buyer. Buyer agrees to indemnify and hold Seller and the Seller Shareholder and their representatives harmless from and against any Loss incurred by Seller and the Seller Shareholder in connection with or alleged to result from the following:

            (a) a breach by Buyer of any representation or warranty made pursuant to Section 4.2 above or otherwise in this Agreement or other document or certificate delivered pursuant to this Agreement;

            (b) a breach by Buyer of any of its obligations or covenants contained in this Agreement or other document delivered in connection with this Agreement; or

            (c) Buyer's failure to discharge the Assumed Liabilities arising after the Closing Date.

      4.6 Procedure for Indemnification. The party that is entitled to be indemnified hereunder shall follow the procedures set forth in Exhibit D. The rights of the Parties for indemnification relating to this Agreement for the transactions contemplated hereby shall be strictly limited to those contained in this Article 4, and such indemnification rights shall be the exclusive remedies of the Parties for money damages subsequent to the Closing Date with respect to any matter in any way related to this Agreement or arising in connection herewith.

                                   ARTICLE 5
                             ADDITIONAL AGREEMENTS

      5.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a) by mutual written consent of Buyer and Seller;

            (b) by either Buyer or Seller by giving written notice to the other party if the other party (in the case of Seller, including the Seller Shareholder) breaches any of its material representations, warranties, or covenants contained in this Agreement and, if the breach is curable, the breach is not cured within ten (10) business days after such notice; or

            (c) by either Buyer or Seller if the Closing does not occur on or before June 30, 2005 (except that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to the non-occurrence of the Closing is primarily attributable to that party or to any affiliated party).

      5.2 Effect of Termination. If this Agreement is terminated as provided above, this Agreement will become void and none of the parties or their representatives will have any further liability or obligation except as set forth in this Agreement, and except for liability arising from a breach of this Agreement.

      5.3 Books and Records. The parties will make reasonably available to one another any records or documents that they maintain with respect to Seller, the Acquired Assets or the Division Business for purposes of compliance with applicable tax laws or in defending any third-party litigation arising in respect of this Agreement. Seller will make available to Buyer, at Buyer's request and expense, all books and records of Seller relating to the Division Business which are reasonably necessary with respect to Buyer's ongoing operations for inspection or copying by Buyer at any reasonable time for a one
(1) year period after the Closing Date.

      5.4 Transaction Expenses. Each party, the Seller Shareholder and Seller on the one hand and Buyer on the other hand shall be responsible for all of their legal fees and expenses relating to the proposed transactions. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such taxes, fees and charges, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

      5.5 Notices. All notices, and other communications hereunder will be in writing and deemed to have been given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), (iii) sent by email, or (iv) when actually received by the addressee, in each case to the following:

            If to Buyer:         Blairex Laboratories, Inc.
                                 1600 Brian Drive
                                 P.O. Box 2127
                                 Columbus, Indiana 47202-2127
                                 Phone: (812) 378-1864
                                 Fax No.: (812) 378-1033
                                 Attn: Anthony J. Moravec

            With a copy to:      Beck, Harrison & Dalmbert
                                 320 Franklin Street
                                 Columbus, Indiana 47201
                                 Phone: (812) 372-8858
                                 Fax No.: (812) 378-4732
                                 Attn: Jeffrey L. Beck

            If to Seller:        Zila Pharmaceuticals, Inc.
                                 c/o Zila, Inc.
                                 5227 N. 7th Street
                                 Phoenix, AZ  84014
                                 Phone: (602) 266-6700
                                 Fax No.: (602) 234-2264
                                 Attn: Gary V. Klinefelter

            With a copy to:      Snell & Wilmer L.L.P.
                                 400 East Van Buren Street
                                 Phoenix, AZ  85004
                                 Phone: (602) 382-6381
                                 Fax No.: (602) 382-6070
                                 Attn: Michael M. Donahey

      5.6 Governing Law; Attorneys' Fees. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, without regard to its conflict of laws rules. If any legal action or any arbitration or other proceeding is brought in connection with this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

      5.7 Assignment. This Agreement will not be assigned by operation of law or otherwise, except that Buyer may assign all or any portion of its rights under this Agreement to any wholly owned subsidiary, but no such assignment will relieve Buyer of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Buyer may be merged or consolidated or to which Buyer transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Buyer hereunder.

      5.8 Intent to be Binding; Entire Agreement. The Schedules and Exhibits referred to herein are incorporated herein by reference as if fully set forth in the text of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart constitutes an original instrument, but all such separate counterparts constitute one and the same agreement. This Agreement may not be amended except by an instrument in writing approved by Buyer, Seller, and the Seller Shareholder. If any term, provision, covenant, or restriction of this Agreement is held by a court to be invalid or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected or invalidated and the court will modify this Agreement or, in the absence thereof, the parties agree to negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

      5.9 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

      5.10 Arbitration. Any controversy relating to this Agreement or relating to the breach hereof shall be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) shall be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) shall possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration shall be borne by the losing party unless otherwise allocated by the arbitrator(s). The agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties shall continue to perform their respective obligations under this Agreement.

      5.11 Covenant not to Compete. For five (5) years from and after the Closing Date, neither Seller, Seller Shareholder, nor any subsidiaries or affiliates of Seller or Seller Shareholder shall, in any country in which Seller and Seller Shareholder are doing business as of the Closing Date or in any country in which Seller and Seller Shareholder have registered Servicemarks, Trademarks, Patents or have Patents pending, (which Countries are more specifically described in Schedules A and B attached to this Agreement of Purchase and Sale of Assets) directly or indirectly, own, manage, or operate, or join, control, or participate in the ownership, management, operation or control of any business whether in corporate, proprietorship or partnership form or otherwise, which engages in the development, manufacture, sale, promotion, or marketing of any products which are directly competitive with the Division products listed in Exhibit A attached to this Agreement of Purchase and Sale of Assets under the definition of "Division."

      The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the forgoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provision of this Covenant not to Compete should ever be deemed to exceed the limitation provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted. If any of the provision of this Covenant not to Compete shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

      5.12 Right to Use. Buyer shall have the right to sell the inventory and all packaging materials existing as of the Closing Date using the name of Seller Shareholder and the UPC codes of Seller until all such inventory shall have been disposed of by the Buyer. Nothwithstanding the foregoing, Buyer shall use its reasonable best efforts to cause all such inventory and packaging materials to be disposed of within twelve (12) months following the Closing Date and in all cases within fifteen (15) months following the Closing Date.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      Buyer, Seller, and the Seller Shareholder have executed this Agreement on the date first written above.

                                       "BUYER"

                                       BLAIREX LABORATORIES, INC., an Indiana
                                       corporation

                                       By: /s/ Anthony J. Moravec
                                           ----------------------
                                       Name: Anthony J. Moravec
                                       Title: President

                                       "SELLER"

                                       ZILA PHARMACEUTICALS, INC., a Nevada
                                       corporation

                                       By: /s/ Gary V. Klinefelter
                                           -----------------------
                                       Name: Gary V. Klinefelter
                                       Title: Vice President

                                       "SELLER SHAREHOLDER"

                                       ZILA, INC., a Delaware corporation

                                       By: /s/ Gary V. Klinefelter
                                           -----------------------
                                       Name: Gary V. Klinefelter
                                       Title: Vice President

                                    EXHIBIT A

                                   DEFINITIONS

      For purposes of this Agreement and the Schedules and Exhibits thereto, the following terms have the following meanings.

      "ACQUIRED ASSETS" has the meaning set forth in Section 2.1.

      "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

      "APPLICABLE LAWS" means all laws, regulations, ordinances and other restrictions of foreign, federal, state, and local governments and agencies regulating or otherwise affecting the Division Business or the Acquired Assets, including, without limitation, employee health and safety, the discharge of pollutants or wastes, and employee benefit plans.

      "ASSUMED AGREEMENTS" has the meaning set forth in Section 2.1.

      "ASSUMED LIABILITIES" has the meaning set forth in Section 2.3.

      "BUYER" has the meaning set forth in the preface of this Agreement.

      "CLOSING" has the meaning set forth in Section 3.1.

      "CLOSING DATE" has the meaning set forth in Section 3.1.

      "DISCLOSURE LETTER" has the meaning set forth in Section 4.1.

      "DIVISION" means that portion of Seller's business which is engaged in the manufacture and sale of Seller's Zilactin brand of products for the treatment of aphthous ulcers, herpetic lesions and other mouth sores, and includes the following over-the-counter, non-prescription products:

         -     Zilactin(R) Cold Sore Gel;

         -     Zilactin(R)-L Cold Sore Liquid;

         -     Zilactin(R)-B Mouth Sore Gel;

         -     Zilactin(R) Tooth and Gum Swabs;

         -     Zilactin(R) Cold Sore Gel (single use packets);

         -     Zilactin(R) Mouth Sore Gel (single use packets);

         -     Zilactin(R) Baby Teething Gel;

         -     Zilactin(R) Lip-Balm (all formulations);

         -     Zilactin(R) Baby Teething Swabs (discontinued);

         -     Zilactin(R) Dermaflex; and

         - Formulation/Feasibility Studies regarding next generation products.

      "DIVISION BUSINESS" has the meaning set forth in the recitals.

      "EXCLUDED ASSETS" has the meaning set forth in Section 2.2.

      "FINANCIAL STATEMENTS" has the meaning set forth in Item 5 of Exhibit B.

      "INCOME TAX" means any federal, state, local, or foreign tax based on or measured by reference to net income including any interest, penalty, or addition thereto, whether disputed or not.

      "INCOME TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

      "INTELLECTUAL PROPERTY" has the meaning set forth in Section 2.1.

      "INVENTORY" has the meaning set forth in Section 2.1.

      "KNOWLEDGE" means actual knowledge without independent investigation.

      "LOSS" or "LOSSES" means any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages.

      "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any effect or change that would be materially adverse to the Acquired Assets or Division Business, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions affecting the industry in which Division operates, including such conditions related to the business of Division, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, (b) any existing event, occurrence, or circumstance with respect to which Buyer has Knowledge as of the date hereof, and (c) any adverse change in or effect on the Division Business that is cured by Seller before the Closing Date.

      "PERMITS" has the meaning set forth in Section 2.1.

      "PURCHASE PRICE" has the meaning set forth in Section 2.5.

      "SELLER" has the meaning set forth in the preface above.

      "SELLER SHAREHOLDER" has the meaning set forth in the preface of this Agreement.

      "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                    EXHIBIT B

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                             AND SELLER SHAREHOLDERS

      Each of Seller and the Seller Shareholder represent and warrant to Buyer as follows:

      1. Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada, and has the requisite corporate power and authority to own and operate its respective properties and to carry on its respective business as now conducted.

      2. Authority Relative to this Agreement. The Seller has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of these transactions has been duly authorized by the Board of Directors of Seller and has been duly approved by the Seller Shareholder, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Seller and the Seller Shareholder, and constitutes a valid and binding obligation of Seller and the Seller Shareholder, enforceable in accordance with its terms.

      3. No Conflicts. Neither the Seller nor the Seller Shareholder are subject to, or obligated under, any provision of (a) their Articles of Incorporation, Bylaws, or other organizational documents, (b) any agreement, arrangement, or understanding, (c) any license, franchise, or Permit, or (d) any Applicable Law which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of the Acquired Assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by them of the transactions contemplated hereby, except where the violation, conflict, breach, default, acceleration, termination, modification, failure to give notice would not have a Material Adverse Effect.

      4. No Consents. Except as set forth in the Disclosure Letter, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Seller or the Seller Shareholder for the consummation by Seller and the Seller Shareholder of the transactions contemplated by this Agreement, except where the failure to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

      5. Financial Statements. The balance sheet and income statement of the Division Business as of and for the year ended July 31, 2004 and as of and for the nine (9) months ended April 30, 2005 (collectively, the "FINANCIAL STATEMENTS") are attached to the Disclosure Letter. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of the Division Business as of the dates thereof and the results of its operations for the periods then ended; provided, however, that such Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

      6. Title to the Acquired Assets. The Seller has good title to, or a valid leasehold interest in, the material tangible assets used regularly in the conduct of the Division Business.

      7. Other Contracts. The Disclosure Letter sets forth the material terms of all written contracts and other written agreements to which Seller is a party and the performance of which will involve consideration in excess of $10,000. Seller has delivered to Buyer a correct and complete copy of each contract or other agreement listed in the Disclosure Letter.

      8. Tax Matters. Seller has filed all Income Tax Returns that it was required to file, and has paid all Income Taxes shown thereon as owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect. Except as set forth in the Disclosure Letter, no action, suit, proceeding or audit is pending against or with respect to Seller regarding taxes.

      9. Litigation. Except as set forth in the Disclosure Letter, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or to the Knowledge of Seller threatened against Seller before any court, arbitration, administrative or regulatory body, or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to have a Material Adverse Effect. Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or the Division Business, or to its property or employees, and to the Knowledge of Seller, Seller is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

      10. Brokers' Fees. Neither Seller nor any Affiliate has dealt with any broker, finder, or other person or entity entitled to any brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement.

      11. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Exhibit B, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of its assets (including, without limitation, the Acquired Assets), liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Exhibit B, Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

                                    EXHIBIT C

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller and the Seller Shareholder each of the following:

      1. Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in each jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

      2. Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

      3. No Conflicts. Buyer is not subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws, (b) any agreement, arrangement, or understanding, (c) any license, franchise, or Permit, or (d) any law, regulation, order, judgment, or decree, which would be breached or violated by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

      4. No Consents. No authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

      5. Financial Capacity. Buyer has the financial capacity to consummate the transaction contemplated hereby.

                                    EXHIBIT D

                          PROCEDURE FOR INDEMNIFICATION

      The Indemnified Party will promptly give notice hereunder to the Indemnifying Party after obtaining notice of any claim as to which recovery may be sought against the Indemnifying Party. However, the right to indemnification hereunder will not be affected by any delay in or failure of an Indemnified Party to give any notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party will have been prejudiced as a result of the failure to give, or delay in giving, notice.

      If the indemnity claim arises from the claim of a third-party, the Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. If the Indemnifying Party fails to notify an Indemnified Party of its election to defend any such claim or action by a third party with respect to which it has the option to defend within 30 days after the Indemnifying Party receives notice of such claim or action, then the Indemnifying Party will be deemed to have waived its right to defend such claim or action. If the Indemnifying Party assumes the defense of a third-party claim, the obligations of the Indemnifying Party as to such claim will include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. The non-defending party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

      If the Indemnifying Party does not assume the defense of any such claim or litigation by a third-party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. The Indemnified Party may not settle such claim or litigation without the consent of Indemnifying Party, which consent may not be unreasonably withheld. The Indemnifying Party will promptly pay or reimburse the Indemnified Party for all expenses in defending any claim, for the amount of any settlement, and for all damages incurred by the Indemnified Party in connection with any such claim or litigation.

                                    EXHIBIT E

                                  BILL OF SALE

      For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Zila Pharmaceuticals, Inc. ("SELLER"), does hereby grant, bargain, transfer, sell, assign, convey and deliver to Blairex Laboratories, Inc., an Indiana corporation ("BUYER"), all right, title and interest in and to the Acquired Assets as such term is defined in the Agreement of Purchase and Sale of Assets dated as of June 27, 2005 by and among Buyer, Seller and the Seller Shareholder (the "AGREEMENT"). Seller, for itself, its Affiliates, its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, it will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the assets sold, conveyed, transferred and delivered by this Bill of Sale.

      This Bill of Sale is being executed and delivered by Seller as of the date set forth below pursuant to the terms of the Agreement.

      Dated this 27th day of June, 2005.

                                        "SELLER"

                                        ZILA PHARMACEUTICALS, INC., a Nevada
                                        corporation

                                        By: _________________________________
                                        Name: _______________________________
                                        Title: ______________________________

                                    EXHIBIT F

                     ASSIGNMENT AND ASSUMPTION OF CONTRACTS

      Pursuant to the Agreement of Purchase and Sale of Assets, dated as of June 27, 2005 (the "PURCHASE AGREEMENT"), by and among Blairex Laboratories, Inc., an Indiana corporation ("BUYER"), Zila Pharmaceuticals, Inc. (the "SELLER") and Zila, Inc., for good and valuable consideration, the receipt and adequacy of which are acknowledged, Seller hereby assigns, and Buyer hereby assumes the "Assumed Agreements" listed on Schedule 2.1 attached thereto; provided, however, that Buyer assumes obligations under the Assumed Agreements.

      Dated this 27th day of June, 2005.

                                        "SELLER"

                                        Zila Pharmaceuticals, Inc., a Nevada
                                        corporation

                                        By: ________________________________
                                        Name: ______________________________
                                        Title: _____________________________

                                        "BUYER"

                                        Blairex Laboratories, Inc., an Indiana
                                        corporation

                                        By: ________________________________
                                        Name: ______________________________
                                        Title: _____________________________

                                    EXHIBIT G

                       ASSIGNMENT OF INTELLECTUAL PROPERTY

      This Assignment of Intellectual Property is being made pursuant to the Agreement of Purchase and Sale of Assets, dated as of June 27, 2005 (the "AGREEMENT"), by and among Blairex Laboratories, Inc., an Indiana corporation ("BUYER"), Zila Pharmaceuticals, Inc., a Nevada corporation ("SELLER") and Zila, Inc., a Delaware corporation.

                                     RECITAL

      Seller has agreed, pursuant to the Agreement, to transfer and assign to Buyer, and Buyer desires to accept the transfer and assignment of, all of Seller's worldwide right, title and interest in, to and under Seller's (a) registered and unregistered domestic and foreign servicemarks, trademarks, trademark applications and trade names, including without limitation the servicemarks, trademarks, servicemark and trademark applications and trade names listed on Schedule A annexed hereto and incorporated herein by this reference (the "MARKS"), and (b) registered and unregistered domestic and foreign patents and patent applications including without limitation the patents and patent applications listed on Schedule B attached hereto and incorporated herein by this reference (the "PATENTS").

                                   ASSIGNMENT

      Seller, for and in exchange for the payment of the consideration set forth in the Agreement, the receipt and adequacy of which is hereby acknowledged, does hereby transfer and assign to Buyer, and Buyer hereby accepts the transfer and assignment of, all of Seller's worldwide right, title and interest in, to and under the Marks and Patents, together with the goodwill of the business associated therewith and which is symbolized thereby, all rights to sue for infringement of any Mark or Patent whether arising prior to or subsequent to the date of this Assignment of Intellectual Property, and any and all renewals and extensions thereof that may hereafter be secured under the laws now or hereafter in effect in the United States, Canada, and in any other jurisdiction, the same to be held and enjoyed by the said Buyer, its successors and assigns from and after the date hereof as fully and entirely as the same would have been held and enjoyed by Seller had this Assignment of Intellectual Property not been made.

      Except to the extent that federal law preempts state law with respect to the matters covered hereby, this Assignment of Intellectual Property shall be governed by and construed in accordance with the laws of the State of Arizona without giving effect to the principles of conflicts of laws thereof.

      Dated this 27th day of June, 2005.

                                        "SELLER"

                                        ZILA PHARMACEUTICALS, INC., a Nevada
                                        corporation

                                        By: _________________________________
                                        Name: _______________________________
                                        Title: ______________________________

State of Arizona       )
                       ) ss.:
County of Maricopa     )

      On this 27th day of June, 2005, before me, _____________________, personally appeared ________________________, _______________________ of Zila
Pharmaceuticals, Inc., personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

      Witness my hand and official seal.

      __________________________________
      Notary Public

                                   SCHEDULE A

                     REGISTERED SERVICEMARKS AND TRADEMARKS

Servicemark or Trademark  U.S. or Canadian Registration No.  Registration Date
ZILACTIN                  USA 1347149                        5/14/1984
ZILACTIN                  Canada TMA399208                   4/25/1991
ZILACTIN                  USA 2905201                        11/24/2003

                                   SCHEDULE B

                          REGISTERED & PENDING PATENTS

                               REGISTERED PATENTS

PATENT         REGISTRATION NUMBER  ISSUED DATE      EXPIRATION DATE
Zilactin P-6   USA 5,081,158        1/14/92          1/14/09
Zilactin P-7   USA 5,081,157        1/14/92          1/14/09
Zilactin P-8   Australia 614,179    12/16/91         7/24/09
               Canada 1,337,396     10/24/95         7/25/06
               China 90101988       2/21/98          4/10/05
               Columbia 24.269      2/4/94           8/27/05
               Denmark 175653       01/03/05         07/24/09
               Greece 1,001,331     7/18/90          7/18/10
               Mexico 178,116       5/24/95          7/23/10
               New Zealand 232,625  2/21/90          2/21/06
               Norway 180618        5/21/97          7/24/09
               S. Korea 8,743       5/12/95          12/3/09
               Spain 2020655/0      6/26/91          7/24/10

               PCT/US89/03216       (not published)
Zilactin P-16  Australia 768,693    10/19/98         10/19/18
               PCT/US98/22022       Publication No. WO 00/23022
               Taiwan I230615       04/11/05         11/19/18
Zilactin P-28  PCT/US00/01135       Publication No. WO 01/50994

                           PATENT PENDING APPLICATIONS

PATENT         APPLICATION NUMBER
Zilactin P-16  Canada 2,306,486
               China 98813904.9
               Europe 98954998.5
               Israel 135,164
               Japan 2000-576800
               Mexico 2000003491
               USA 09/509,237
Zilactin P-28  Canada 2,366,411
               Europe
               Japan 2001 551418
               Norway 2001 4444
               USA 09/936,800